                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 30, 2002



                              DAVE & BUSTER'S INC.
             (Exact name of registrant as specified in its charter)


    MISSOURI               0000943823                       43-1532756
   (State of            (Commission File                  (IRS Employer
 incorporation)             Number)                   Identification Number)



                                2481 MANANA DRIVE
                                 DALLAS TX 75220
                    (Address of principal executive offices)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 214 357-9588

ITEM 5. OTHER EVENTS.

         Dave & Buster's, Inc. (the "Company") previously announced that the Company, D&B Holdings I, Inc. ("Holdings") and D&B Acquisition, Sub, Inc., a wholly-owned subsidiary of Holdings ("Acquisition") entered into a definitive merger agreement dated as of May 30, 2002, providing for the merger of the Company and Acquisition whereby the Company will become a wholly-owned subsidiary of Holdings. Holdings has been formed by a group consisting of the founders and certain members of senior executive management of the Company together with Investcorp, a global investment group and international investors organized by Investcorp. Pursuant to the merger agreement, as amended, each of the outstanding shares of common stock of the Company will, by virtue of the merger, be converted into the right to receive $13.50 in cash. Consummation of the merger is conditioned upon the approval of the Company's stockholders, certain regulatory approvals, and other customary conditions.

         On September 30, 2002, the Company, Holdings and Acquisition entered into a second amendment to the merger agreement which extended the termination deadline from October 31, 2002 to November 27, 2002.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits. The following are filed as Exhibits to this Report.

         2.1 Second Amendment to Agreement and Plan of Merger by and among Dave & Buster's Inc., D&B Holdings I, Inc. and D&B Acquisition, Sub, Inc., dated as of September 30, 2002.

         99.1 Dave & Buster's, Inc. Press Release dated September 30, 2002, announcing the second amendment to the merger agreement.



                                       2
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ITEM 9. REGULATION FD DISCLOSURE.

         On September 30, 2002, Dave & Buster's Inc. issued a news release announcing that it had entered into a second amendment to the definitive merger agreement whereby a group led by its founders and certain executive management together with Investcorp, a global investment group and international investors organized by Investcorp will acquire the company. The press release is attached as Exhibit 99.1 to this Report.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           DAVE & BUSTER'S, INC.



Date: October 1, 2002                      By: /s/ W.C. Hammett, Jr.
                                               ---------------------------------
                                               W.C. Hammett, Jr.,
                                               Chief Financial Officer




                                       3
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                                INDEX TO EXHIBITS



EXHIBIT NO.       DESCRIPTION
-----------       -----------
   2.1            Second Amendment to Agreement and Plan of Merger by and among
                  Dave & Buster's Inc., D&B Holdings I, Inc. and D&B
                  Acquisition, Sub, Inc., dated as of September 30, 2002.

  99.1 Dave & Buster's, Inc. Press Release dated September 30, 2002, announcing the second amendment to the merger agreement.